Exhibit 99.1

Press Release

Investor and Media Contact: Whitney Finch

Vice President of Investor Relations

813.421.7694

wfinch@walterinvestment.com

FOR IMMEDIATE RELEASE

August 11, 2014

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

SECOND QUARTER 2014 FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced financial results for the quarter ended June 30, 2014, as well as updates on operational highlights for the Company.

The Company reported a GAAP net loss for the second quarter of 2014 of $12.9 million, or ($0.34) per diluted share, which includes charges related to goodwill impairment in the Reverse Mortgage segment and reductions in the fair value of the Company’s servicing rights related to changes in valuation inputs. Net income adjusted to reflect these items was $45.0(1) million, or $1.19 per diluted share, for the quarter ended June 30, 2014 as compared to net income of $88.6 million, or $2.36 per diluted share, in the second quarter of 2013. Adjusted Pre-Tax Earnings (“APTE”, referred to as “Core Earnings” in prior reported periods)(2) for the second quarter of 2014 was $70.1 million after taxes(1), or $1.86 per diluted share(1), declining 42% as compared to the same quarter last year. AEBITDA for the quarter was $199.4 million, declining 24% as compared to the second quarter of 2013. The noted performance differences in the second quarter of 2014 as compared to the second quarter of 2013 were primarily driven by strong operating results in the originations segment in the second quarter of 2013 due to HARP related retention volumes and margins. Second quarter 2014 results reflect improved results from the first quarter of 2014 in the Originations segment and receipt of performance related fees in the investment management business.

“Walter Investment delivered strong operating results for the quarter as we focused on executing against our strategic plan. Our Servicing segment boarded 289,000 accounts while continuing to enhance the performance of our existing portfolios, lowering delinquencies on our first-lien mortgage portfolios by 28% as compared to the prior year quarter. Additionally we provided more than 14,000 modifications to consumers driving positive outcomes for both consumers and investors. Our Originations segment increased AEBITDA by 138% as compared to the first quarter, originating more than 16,000 HARP loans in the second quarter. In addition, our investment management business recorded significant performance fees in the quarter and in July we completed the initial funding of WCO representing the foundation for future growth in assets under management in this business,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO.

(1)	Note that this calculation excludes the effect of goodwill impairment, including its impact to the Company’s effective tax rate for 2014. This calculation assumes an effective tax rate of 39%.
(2)	Note the calculation of Core Earnings and APTE employ a consistent methodology.

“We believe the combination of strong execution against our strategic plan coupled with ensuring each of our businesses embraces and drives a culture of compliance and positive consumer experience will provide benefits to each of our core constituencies: consumers; clients; our stakeholders; and regulators,” continued O’Brien.

Second Quarter 2014 Financial and Operating Highlights

Total revenue for the second quarter of 2014 was $413.7 million, declining 31% as compared to the prior year quarter. The year-over-year decrease in revenue reflects a $116.3 million decrease in net servicing revenue and fees, primarily driven by a $136.7 million decrease from changes in valuation inputs offset by increased servicing revenue and fees of $31.3 million and a decrease of $91.3 million primarily related to net gain on sales of loans in the Originations segment. All other revenues increased $25.4 million and reflect the impact of a $34.2 million performance fee earned by the Investment Management business. Total revenues increased 12% as compared to the first quarter of 2014 reflecting higher net gains on loan sales of $40.6 million in the Originations segment and higher net fair value gains on reverse loans and related HMBS obligations of $9.7 million offset by lower revenues of $31.8 million in the Servicing segment driven by an increase in changes in valuation assumptions.

Total expense increased from $359.0 million in the second quarter of 2013 to $467.2 million in the second quarter of 2014 primarily driven by the growth in our serviced portfolios and the goodwill impairment charge recorded in the reverse segment. Interest expense increased by $6.4 million over the prior year primarily reflecting increased corporate debt outstanding and increased servicing advance liabilities. Total expenses increased 38% as compared to the first quarter of 2014 including a $43.7 million increase in the Servicing segment reflecting higher servicing costs related to newly boarded portfolios coupled with increased costs for litigation and regulatory matters and an increase of $87.7 million at the Reverse Mortgage segment primarily related to the $82.3 million charge to impair goodwill. Expenses in the Originations segment declined $19.4 million as compared the second quarter of 2013 as a result of cost savings initiatives deployed to align the employee base to the scope and scale of current operations.

Segments

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated revenue of $127.8 million in the second quarter of 2014, which included $174.9 million of gross servicing fees, $25.6 million of incentive and performance-based fees, and $19.2 million of ancillary and other fees. Servicing revenues for the second quarter of 2014 are net of $9.5 million in amortization on MSRs accounted for at amortized cost and include an $83.6 million reduction related to MSRs accounted for at fair value, driving a 48% decline in servicing segment revenues as compared to the second quarter of 2013.

Expense for the Servicing segment was $179.2 million, which included $9.0 million of depreciation and amortization costs and $10.6 million of interest expense. The segment generated APTE of $21.0 million for the quarter ended June 30, 2014, compared to APTE of $36.1 million in the second quarter of 2013, and AEBITDA of $67.4 million, a decrease of 4% as compared to the prior year period. These results compare to revenue of $169.4 million, expenses of $135.4 million, APTE of $74.6 million and AEBITDA of $112.6 million in the first quarter of 2014 primarily reflecting increased costs associated with the growth of the serviced portfolio.

The Servicing segment ended the quarter with approximately 2.2 million total accounts serviced, with a UPB of approximately $235.2 billion. The application of proprietary protocols to the first lien GSE pools boarded in the first and second quarters of 2013 resulted in a reduction of 30+ day delinquencies by over 470 bps as compared to the end of the second quarter of 2013. During the quarter, the Company experienced a disappearance rate of 13.8%.

Originations

The Originations segment generated revenue of $150.3 million in the second quarter, driven primarily by the consumer lending channel, which targets refinancing and recapture of accounts from the serviced portfolio. Expense for the Originations segment was $86.0 million, which included $6.6 million of interest expense and $4.8 million of depreciation and amortization. The segment generated APTE of $70.7 million for the second quarter of 2014 and AEBITDA of $71.8 million, a decrease of 52% and 53% respectively as compared to the prior year period resulting from the strong HARP originations volumes and margins experienced in the second quarter of 2013. These results compare to revenue of $109.2 million, expenses of $89.0 million, APTE of $26.9 million and AEBITDA of $30.1 million in the first quarter of 2014. The increase in APTE and AEBITDA as compared to the first quarter resulted primarily from increases in locked volumes in the consumer lending channel related to HARP fundings.

Direct margins in the consumer lending channel were 344 bps in the second quarter of 2014, an increase of 67 bps as compared to the first quarter. Funded loans in the second quarter totaled $4.4 billion, with 52% of that volume in the consumer lending channel and 48% generated by the correspondent lending channel. The total pull-through adjusted locked volume for the second quarter was $5.6 billion, as compared to $3.6 billion for the first quarter.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $38.7 million for the quarter, which included a $26.9 million gain from the net impact of HECM loan and related HMBS obligation fair value adjustments, $8.8 million in servicing fees and $3.0 million of other revenue. Total expenses for the second quarter were $125.3 million, including $82.3 million of goodwill impairment. The segment reported APTE of ($3.7) million and AEBITDA of ($2.6) million for the second quarter as compared to revenues of $36.0 million, expenses of $45.8 million, APTE of $15.9 million and AEBITDA of $16.9 million for the second quarter of 2013. These results compare to revenue of $27.9 million, expenses of $37.7 million, APTE of ($2.8) million and AEBITDA of ($1.5) million in the first quarter of 2014.

Funded origination volumes in the segment declined 57% as compared to the second quarter of 2013 resulting from continued lower volumes and originated UPB due to regulatory changes to product offerings and underwriting guidelines. Volumes increased 22% as compared to the first quarter of 2014 driven by a 20% increase in retail originations and a 32% increase in correspondent originations.

The reverse mortgage sector and our business have experienced significant changes over the previous 12 months. New regulations, including those relating to product and process changes, have significantly impacted the near-term profitability of the business. We believe that the changes will prove to be beneficial to the sector over time and that the outlook for the sector in the mid-term is positive based on the strong economic and demographic trends. We believe our business is well-positioned to compete and be successful in the future.

Other Segments

The ARM segment generated revenue of $12.2 million and incurred expense of $7.4 million in the quarter ended June 30, 2014. APTE before income taxes was $6.0 million and AEBITDA was $6.2 million for the second quarter. The segment generated revenues of $11.2 million, expenses of $7.3 million, APTE of $5.5 million and AEBITDA of $5.6 million in the second quarter of 2013. These results compare with revenue of $9.0 million, expenses of $6.5 million, APTE of $3.7 million and AEBITDA of $3.9 million in the first quarter of 2014.

Walter Investment’s Insurance segment generated revenue of $20.0 million, offset by expenses of $9.1 million for the second quarter. Insurance segment APTE before income taxes was $12.5 million and AEBITDA was $12.5 million for the quarter ended June 30, 2014. In the second quarter of 2013, the Insurance segment generated revenue of $18.1 million, expenses of $9.1 million, APTE of $10.3 million and AEBITDA of $10.4 million. These results compare to revenue of $23.4 million, expenses of $8.7 million, APTE of $16.2 million and AEBITDA of $16.2 million in the first quarter of 2014.

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $34.2 million for the second quarter of 2014. Total expense for the segment was $25.8 million, including $19.9 million of interest expense on securitized debt. The Loans and Residuals segment generated APTE of $8.9 million and AEBITDA of $10.2 million for the second quarter of 2014, compared to APTE of $10.7 million and AEBITDA of $7.1 million for the second quarter of 2013. These results compare to interest income of $34.4 million, expenses of $23.9 million, APTE of $11.1 million and AEBITDA of $6.8 million in the first quarter of 2014.

The Other segment generated revenue of $35.6 million for the second quarter of 2014 consisting primarily of performance fees collected and earned in connection with the investment management of a fund which liquidated certain investments during the quarter. Total expense for the segment was $39.5 million including $36.8 million related to corporate debt. The segment generated APTE of ($0.4) million and AEBITDA of $33.9 million for the second quarter of 2014, compared to APTE of ($27.9) and AEBITDA of $0.1 million for the second quarter of 2013. These results compare to income of $1.3 million, expenses of $41.9 million, APTE of ($34.5) million and AEBITDA of ($0.4) million in the first quarter of 2014.

Market Commentary and Outlook

Economic conditions as well as fundamental sector drivers continue to provide a supportive environment for our operations. The improving economy and low interest rate environment provides a solid set up for improvement in our portfolio’s performance and a strong environment for our originations segment to maximize the value embedded in our portfolio’s retention opportunity. Large depository institutions and other clients continue to focus on their core customer base and core competencies driving their interest in the sale or outsourcing of non-core assets and related activities such as servicing. Active regulatory oversight of the sector continues but progress is being made and we are seeing an increase in deal flow in the market. Dialogue with our clients remains robust and we firmly believe that we are well-positioned to grow our serviced portfolio through the addition of originated product, flow agreements and portfolio acquisitions. We anticipate future increases in regulatory and compliance expense to be mitigated by efficiency gains and margin improvement as portfolios mature. It is our expectation that in the current environment participants who have scale, are appropriately capitalized, compliant, have significant experience and a strong track record in transferring servicing assets will be best positioned to receive transfers in the future.

Based on our performance through the first half of 2014 and outlook for our key segments through the remainder of the year, including continued softness in our reverse segment, the Company anticipates results for the year are likely to be in the low-to-mid point of its previously provided outlook for 2014. The previously provided outlook includes an Adjusted EBITDA range of $650 to $725 million and an Adjusted Earnings per share after tax range of $5.25 to $6.25. These ranges include estimates for certain business development and growth opportunities, and assume a reasonably consistent economic environment. The 2014 Adjusted Earnings per share after tax range does not include an estimate for future fair value adjustments.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 6,600 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s second quarter and full year results and other general business matters during a conference call and live webcast to be held on Monday, August 11, 2014, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Use of Non-GAAP Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,”

“projects,” “estimates,” “assumes,” “may,” “should,” “will,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and the Company’s (also referred to herein as “we,” “us,” or “our”) actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail in our Annual Report on Form 10-K for the year ended December 31, 2013 under the caption “Risk Factors,” our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 under the caption “Risk Factors” and our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	increased scrutiny and potential enforcement actions by federal and state agencies, including a pending investigation by the CFPB and the FTC, the investigation by the Department of Justice and HUD, and the investigations by the state attorneys general working group;

•	uncertainties related to our ability to meet increasing performance and compliance standards, such as those of the National Mortgage Settlement, and reporting obligations and increases to the cost of doing business as a result thereof;

•	uncertainties related to inquiries from government agencies into collection, foreclosure, loss mitigation, bankruptcy, loan servicing transfers and lender-placed insurance practices;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	unexpected losses resulting from pending, threatened or unforeseen litigation, arbitration or other third-party claims against the Company;

•	changes in, and/or more stringent enforcement of, federal, state and local policies, laws and regulations affecting our business, including mortgage and reverse mortgage originations and servicing and lender-placed insurance;

•	loss of our loan servicing, loan origination, insurance agency, and collection agency licenses, or changes to our licensing requirements;

•	our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective loan and selling and servicing guides;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any fines, penalties or similar payments we make in connection with resolving such matters;

•	our ability to earn anticipated levels of performance and incentive fees on serviced business;

•	the ability of our customers, under certain circumstances, to terminate our servicing and sub-servicing agreements, including agreements relating to our management and disposition of real estate owned properties for GSEs and investors;

•	a downgrade in our servicer ratings by one or more of the rating agencies that rate us as a residential loan servicer;

•	our ability to satisfy various GSE and other capital requirements applicable to our business;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	changes to HAMP, HARP, the HECM program or other similar government programs;

•	uncertainties related to the processes for judicial and non-judicial foreclosure proceedings, including potential additional costs, delays or moratoria in the future or claims pertaining to past practices;

•	our ability to implement strategic initiatives, particularly as they relate to our ability to raise capital and develop new business, including acquisitions of mortgage servicing rights, the development of our originations business and the implementation of delinquency flow loan servicing programs, all of which are subject to customer demand and various third-party approvals;

•	risks related to our acquisitions, including our ability to successfully integrate large volumes of assets and servicing rights, as well as businesses and platforms, that we have acquired or may acquire in the future into our business, any delay or failure to realize the anticipated benefits we expect to realize from such acquisitions, and our ability to obtain approvals required to acquire and retain servicing rights and other assets in the future;

•	risks related to the financing incurred in connection with past or future acquisitions and operations, including our ability to achieve cash flows sufficient to carry our debt and otherwise comply with the covenants of our debt;

•	risks related to the high amount of leverage we utilize in the operation of our business;

•	our dependence upon third-party funding in order to finance certain of our businesses;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	our ability to successfully develop our loan originations platforms;

•	the occurrence of anticipated growth of the specialty servicing sector and the reverse mortgage sector;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular;

•	continued uncertainty in the United States home sales market, including both the volume and pricing of sales, due to adverse economic conditions or otherwise;

•	fluctuations in interest rates and levels of mortgage originations and prepayments;

•	changes in regards to the rights and obligations of property owners, mortgagors and tenants;

•	changes in public, client or investor opinion on mortgage origination, loan servicing and debt collection practices;

•	the effect of our risk management strategies, including the management and protection of the personal and private information of our customers and mortgage holders and the protection of our information systems from third-party interference (cyber security);

•	changes in accounting rules and standards, which are highly complex and continuing to evolve in the forward and reverse servicing and originations sectors;

•	the satisfactory maintenance of effective internal control over financial reporting and disclosure controls and procedures;

•	our continued listing on the New York Stock Exchange; and

•	the ability or willingness of Walter Energy, our prior parent, and other counterparties to satisfy material obligations under agreements with us.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those related to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended June 30, 2014

($ in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$126,640	$—	$8,777	$10,760	$—	$—	$—	$(5,201)	$140,976
Gain on loan sales, net	—	144,611	—	—	—	—	—	—	144,611
Interest income on loans	—	—	—	—	—	34,218	—	—	34,218
Insurance revenue	—	—	—	—	19,806	—	—	—	19,806
Net fair value gains on reverse loans and related HMBS obligations	—	—	26,936	—	—	—	—	—	26,936
Other income	1,157	5,688	3,005	1,461	242	1	35,612	—	47,166

Total revenues	127,797	150,299	38,718	12,221	20,048	34,219	35,612	(5,201)	413,713

EXPENSES:
Interest expense	10,619	6,627	775	—	—	19,860	36,809	—	74,690
Depreciation and amortization	8,979	4,757	2,302	1,213	1,130	—	10	—	18,391
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other expenses, net	159,583	74,569	40,003	6,182	7,975	5,985	2,725	(5,201)	291,821

Total expenses	179,181	85,953	125,349	7,395	9,105	25,845	39,544	(5,201)	467,171

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(167)	—	—	—	—	(905)	2,604	—	1,532

Total other gains (losses)	(167)	—	—	—	—	(905)	2,604	—	1,532

Income (loss) before income taxes	(51,551)	64,346	(86,631)	4,826	10,943	7,469	(1,328)	—	(51,926)

ADJUSTED PRE-TAX EARNINGS
Step-up depreciation and amortization	4,965	2,443	1,781	1,006	1,130	—	7	—	11,332
Step-up amortization of sub-servicing contracts	7,682	—	—	—	—	—	—	—	7,682
Non-cash interest expense	168	—	—	—	—	1,472	2,399	—	4,039
Share-based compensation expense	2,370	1,157	829	88	382	—	(18)	—	4,808
Transaction and integration costs	752	—	3,500	56	—	—	(781)	—	3,527
Fair value to cash adjustments for reverse loans	—	—	(5,883)	—	—	—	—	—	(5,883)
Fair value changes to MSRs due to changes in valuations inputs and other assumptions	43,376	—	—	—	—	—	—	—	43,376
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(701)	—	(701)
Litigation and regulatory matters	13,192	—	—	—	—	—	—	—	13,192
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other	—	2,797	407	—	—	—	7	—	3,211

Total adjustments	72,505	6,397	82,903	1,150	1,512	1,472	913	—	166,852

Adjusted Pre-Tax Earnings	20,954	70,743	(3,728)	5,976	12,455	8,941	(415)	—	114,926
ADJUSTED EBITDA
Depreciation and amortization	4,014	2,314	521	207	—	—	3	—	7,059
Amortization and other fair value adjustments of MSRs	41,989	—	693	—	—	—	—	—	42,682
Interest expense on debt	19	—	8	—	—	—	34,410	—	34,437
Non-cash interest income	(270)	—	(32)	—	—	(3,651)	—	—	(3,953)
Provision for loan losses	—	—	—	—	—	1,521	—	—	1,521
Residual Trust cash flows	—	—	—	—	—	3,820	—	—	3,820
Servicing fee economics	—	—	—	—	—	—	—	—	—
Other	726	(1,292)	(14)	5	5	(444)	(82)	—	(1,096)

Total adjustments	46,478	1,022	1,176	212	5	1,246	34,331	—	84,470

Adjusted EBITDA	$67,432	$71,765	$(2,552)	$6,188	$12,460	$10,187	$33,916	$—	$199,396

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended June 30, 2013

($ in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$244,432	$—	$6,624	$11,102	$—	$—	$—	$(4,852)	$257,306
Gain on loan sales, net	—	235,699	250	—	—	—	—	—	235,949
Interest income on loans	—	—	—	—	—	36,796	—	—	36,796
Insurance revenue	—	—	—	—	18,050	—	—	—	18,050
Net fair value gains on reverse loans and related HMBS obligations	—	—	26,731	—	—	—	—	—	26,731
Other income	457	15,527	2,366	69	6	1	2,706	—	21,132

Total revenues	244,889	251,226	35,971	11,171	18,056	36,797	2,706	(4,852)	595,964

EXPENSES:
Interest expense	5,166	8,600	2,166	—	—	21,800	30,558	—	68,290
Depreciation and amortization	9,445	2,689	2,691	1,614	1,168	—	7	—	17,614
Other expenses, net	116,914	94,058	40,931	5,722	7,934	4,813	7,625	(4,852)	273,145

Total expenses	131,525	105,347	45,788	7,336	9,102	26,613	38,190	(4,852)	359,049

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(179)	—	—	—	—	566	1,269	—	1,656

Total other gains (losses)	(179)	—	—	—	—	566	1,269	—	1,656

Income (loss) before income taxes	113,185	145,879	(9,817)	3,835	8,954	10,750	(34,215)	—	238,571

ADJUSTED PRE-TAX EARNINGS
Step-up depreciation and amortization	6,029	1,933	2,353	1,483	1,018	—	5	—	12,821
Step-up amortization of sub-servicing contracts	8,125	—	—	—	—	—	—	—	8,125
Non-cash interest expense	210	—	—	—	(19)	(40)	2,163	—	2,314
Share-based compensation expense	1,895	885	436	151	311	—	174	—	3,852
Transaction and integration costs	—	—	—	—	—	—	3,658	—	3,658
Debt issuance costs not capitalized	—	—	—	—	—	—	343	—	343
Fair value to cash adjustments for reverse loans	—	—	16,886	—	—	—	—	—	16,886
Fair value changes to MSRs due to changes in valuations inputs and other assumptions	(93,311)	—	—	—	—	—	—	—	(93,311)
Net impact of Non-Residual Trusts	—	—	—	—	—	—	33	—	33
Other	—	—	6,000	—	—	—	(63)	—	5,937

Total adjustments	(77,052)	2,818	25,675	1,634	1,310	(40)	6,313	—	(39,342)

Adjusted Pre-Tax Earnings	36,133	148,697	15,858	5,469	10,264	10,710	(27,902)	—	199,229
ADJUSTED EBITDA
Depreciation and amortization	3,416	756	338	131	150	—	2	—	4,793
Amortization and other fair value adjustments of MSRs	30,443	—	875	—	—	—	—	—	31,318
Interest expense on debt	—	—	9	—	—	—	28,395	—	28,404
Non-cash interest income	(359)	—	(135)	—	7	(4,085)	—	—	(4,572)
Provision for loan losses	—	—	—	—	—	95	—	—	95
Residual Trust cash flows	—	—	—	—	—	1,077	—	—	1,077
Other	687	2,266	(51)	10	26	(747)	(389)	—	1,802

Total adjustments	34,187	3,022	1,036	141	183	(3,660)	28,008	—	62,917

Adjusted EBITDA	$70,320	$151,719	$16,894	$5,610	$10,447	$7,050	$106	$—	$262,146

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Six Months Ended June 30, 2014

($ in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$287,466	$—	$16,387	$19,806	$—	$—	$—	$(9,891)	$313,768
Gain on loan sales, net	—	248,645	—	—	—	—	—	—	248,645
Interest income on loans	—	—	—	—	—	68,640	—	—	68,640
Insurance revenue	—	—	—	—	43,194	—	—	—	43,194
Net fair value gains on reverse loans and related HMBS obligations	—	—	44,172	—	—	—	—	—	44,172
Other income	9,711	10,868	6,027	1,461	246	3	36,926	—	65,242

Total revenues	297,177	259,513	66,586	21,267	43,440	68,643	36,926	(9,891)	783,661

EXPENSES:
Interest expense	21,032	13,460	1,634	—	—	40,163	73,250	—	149,539
Depreciation and amortization	17,684	9,752	4,751	2,515	2,313	—	20	—	37,035
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other expenses, net	275,900	151,745	74,363	11,427	15,517	9,609	8,138	(9,891)	536,808

Total expenses	314,616	174,957	163,017	13,942	17,830	49,772	81,408	(9,891)	805,651

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(341)	—	—	—	—	(1,147)	517	—	(971)

Total other gains (losses)	(341)	—	—	—	—	(1,147)	517	—	(971)

Income (loss) before income taxes	(17,780)	84,556	(96,431)	7,325	25,610	17,724	(43,965)	—	(22,961)

ADJUSTED PRE-TAX EARNINGS
Step-up depreciation and amortization	9,833	5,296	3,674	2,100	2,313	—	14	—	23,230
Step-up amortization of sub-servicing contracts	16,147	—	—	—	—	—	—	—	16,147
Non-cash interest expense	346	—	—	—	—	2,291	4,712	—	7,349
Share-based compensation expense	3,911	1,986	1,319	151	686	—	248	—	8,301
Transaction and integration costs	863	—	3,500	92	—	—	602	—	5,057
Fair value to cash adjustments for reverse loans	—	—	(1,222)	—	—	—	—	—	(1,222)
Fair value changes to MSRs due to changes in valuations inputs and other assumptions	68,994	—	—	—	—	—	—	—	68,994
Net impact of Non-Residual Trusts	—	—	—	—	—	—	3,434	—	3,434
Litigation and regulatory matters	13,192	—	—	—	—	—	—	—	13,192
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other	5	5,775	355	—	—	—	55	—	6,190

Total adjustments	113,291	13,057	89,895	2,343	2,999	2,291	9,065	—	232,941

Adjusted Pre-Tax Earnings	95,511	97,613	(6,536)	9,668	28,609	20,015	(34,900)	—	209,980

ADJUSTED EBITDA
Depreciation and amortization	7,851	4,456	1,077	415	—	—	6	—	13,805
Amortization and other fair value adjustments of MSRs	65,907	—	1,443	—	—	—	—	—	67,350
Interest expense on debt	51	—	18	—	—	—	68,538	—	68,607
Non-cash interest income	(566)	—	(97)	—	—	(7,277)	—	—	(7,940)
Provision for loan losses	—	—	—	—	—	517	—	—	517
Residual Trust cash flows	—	—	—	—	—	5,390	—	—	5,390
Servicing fee economics	9,750	—	—	—	—	—	—	—	9,750
Other	1,553	(199)	54	12	26	(1,610)	(98)	—	(262)

Total adjustments	84,546	4,257	2,495	427	26	(2,980)	68,446	—	157,217

Adjusted EBITDA	$180,057	$101,870	$(4,041)	$10,095	$28,635	$17,035	$33,546	$—	$367,197

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Six Months Ended June 30, 2013

($ in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$369,559	$—	$13,372	$21,192	$—	$—	$—	$(9,808)	$394,315
Gain on loan sales, net	—	309,761	4,633	—	—	—	—	—	314,394
Interest income on loans	—	—	—	—	—	73,694	—	—	73,694
Insurance revenue	—	—	—	—	35,584	—	—	—	35,584
Net fair value gains on reverse loans and related HMBS obligations	—	—	63,519	—	—	—	—	—	63,519
Other income	919	17,524	5,311	133	13	4	5,122	(39)	28,987

Total revenues	370,478	327,285	86,835	21,325	35,597	73,698	5,122	(9,847)	910,493

EXPENSES:
Interest expense	7,576	9,306	5,695	—	—	44,096	55,759	—	122,432
Depreciation and amortization	18,302	4,366	5,414	3,370	2,482	—	13	—	33,947
Other expenses, net	208,962	133,475	73,454	11,752	16,442	10,643	24,533	(9,847)	469,414

Total expenses	234,840	147,147	84,563	15,122	18,924	54,739	80,305	(9,847)	625,793

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(424)	—	—	—	—	404	415	—	395

Total other gains (losses)	(424)	—	—	—	—	404	415	—	395

Income (loss) before income taxes	135,214	180,138	2,272	6,203	16,673	19,363	(74,768)	—	285,095

ADJUSTED PRE-TAX EARNINGS
Step-up depreciation and amortization	12,218	3,210	4,804	2,956	2,482	—	11	—	25,681
Step-up amortization of sub-servicing contracts	16,235	—	—	—	—	—	—	—	16,235
Non-cash interest expense	430	—	—	—	—	637	4,250	—	5,317
Share-based compensation expense	3,392	1,153	723	289	650	—	335	—	6,542
Transaction and integration costs	—	—	—	—	—	—	15,285	—	15,285
Debt issuance costs not capitalized	—	—	—	—	—	—	5,043	—	5,043
Fair value to cash adjustments for reverse loans	—	—	20,422	—	—	—	—	—	20,422
Fair value changes to MSRs due to changes in valuations inputs and other assumptions	(89,331)	—	—	—	—	—	—	—	(89,331)
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(446)	—	(446)
Other	—	—	6,000	—	—	—	(52)	—	5,948

Total adjustments	(57,056)	4,363	31,949	3,245	3,132	637	24,426	—	10,696

Adjusted Pre-Tax Earnings	78,158	184,501	34,221	9,448	19,805	20,000	(50,342)	—	295,791

ADJUSTED EBITDA
Depreciation and amortization	6,084	1,156	610	414	—	—	2	—	8,266
Amortization and other fair value adjustments of MSRs	49,834	—	1,793	—	—	—	—	—	51,627
Interest expense on debt	—	—	26	—	—	—	51,509	—	51,535
Non-cash interest income	(820)	—	(286)	—	—	(8,034)	—	—	(9,140)
Provision for loan losses	—	—	—	—	—	1,821	—	—	1,821
Residual Trust cash flows	—	—	—	—	—	1,477	—	—	1,477
Other	1,130	2,307	(14)	18	44	(2,439)	(285)	—	761

Total adjustments	56,228	3,463	2,129	432	44	(7,175)	51,226	—	106,347

Adjusted EBITDA	$134,386	$187,964	$36,350	$9,880	$19,849	$12,825	$884	$—	$402,138

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES
Net servicing revenue and fees	$140,976	$257,306	$313,768	$394,315
Net gains on sales of loans	144,611	235,949	248,645	314,394
Interest income on loans	34,218	36,796	68,640	73,694
Insurance revenue	19,806	18,050	43,194	35,584
Net fair value gains on reverse loans and related HMBS obligations	26,936	26,731	44,172	63,519
Other revenues	47,166	21,132	65,242	28,987

Total revenues	413,713	595,964	783,661	910,493

EXPENSES
Salaries and benefits	145,502	145,282	281,399	252,015
General and administrative	142,341	125,712	251,206	213,152
Interest expense	74,690	68,290	149,539	122,432
Depreciation and amortization	18,391	17,614	37,035	33,947
Goodwill impairment	82,269	—	82,269	—
Other expenses, net	3,978	2,151	4,203	4,247

Total expenses	467,171	359,049	805,651	625,793

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	1,532	1,656	(971)	395

Total other gains (losses)	1,532	1,656	(971)	395

Income (loss) before income taxes	(51,926)	238,571	(22,961)	285,095
Income tax expense (benefit)	(38,997)	95,339	(27,409)	114,114

Net income (loss)	$(12,929)	$143,232	$4,448	$170,981

Comprehensive income (loss)	$(12,924)	$143,211	$4,457	$170,958

Net income (loss)	$(12,929)	$143,232	$4,448	$170,981

Basic earnings (loss) per common and common equivalent share	$(0.34)	$3.82	$0.12	$4.56
Diluted earnings (loss) per common and common equivalent share	(0.34)	3.75	0.12	4.47

Weighted-average common and common equivalent shares outstanding — basic	37,673	36,925	37,552	36,902

Weighted-average common and common equivalent shares outstanding — diluted	37,673	37,585	38,074	37,613

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
ASSETS

Cash and cash equivalents	$303,341	$491,885
Restricted cash and cash equivalents	811,670	804,803
Residential loans at amortized cost, net (includes $11,930 and $14,320 in allowance for loan losses at June 30, 2014 and December 31, 2013, respectively)	1,361,153	1,394,871
Residential loans at fair value	11,268,401	10,341,375
Receivables, net (includes $36,181 and $43,545 at fair value at June 30, 2014 and December 31, 2013, respectively)	288,829	319,195
Servicer and protective advances net (includes $79,972 and $52,238 in allowance for uncollectible advances at June 30, 2014 and December 31, 2013, respectively)	1,595,950	1,381,434
Servicing rights, net (includes $1,496,073 and $1,131,124 at fair value at June 30, 2014 and December 31, 2013, respectively)	1,648,544	1,304,900
Goodwill	575,468	657,737
Intangible assets, net	112,513	122,406
Premises and equipment, net	143,592	155,847
Other assets (includes $78,262 and $62,365 at fair value at June 30, 2014 and December 31, 2013, respectively)	276,489	413,076

Total assets	$18,385,950	$17,387,529

LIABILITIES AND STOCKHOLDERS’ EQUITY

Payables and accrued liabilities (includes $42,912 and $26,571 at fair value at June 30, 2014 and December 31, 2013, respectively)	$622,282	$494,139
Servicer payables	735,391	735,225
Servicing advance liabilities	1,040,441	971,286
Debt	2,269,590	2,272,085
Warehouse borrowings	1,151,216	1,085,563
Mortgage-backed debt (includes $651,784 and $684,778 at fair value at June 30, 2014 and December 31, 2013, respectively)	1,803,470	1,887,862
HMBS related obligations at fair value	9,472,666	8,652,746
Deferred tax liability, net	105,705	121,607

Total liabilities	17,200,761	16,220,513

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at June 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 37,704,530 and 37,377,274 shares at June 30, 2014 and December 31, 2013, respectively	377	374
Additional paid-in capital	594,285	580,572
Retained earnings	590,020	585,572
Accumulated other comprehensive income	507	498

Total stockholders’ equity	1,185,189	1,167,016

Total liabilities and stockholders’ equity	$18,385,950	$17,387,529

Reconciliation of GAAP Income Before Income Taxes to

Net Income (Loss) Adjusted to Reflect Certain Charges

(in millions except per share amounts)

	For the Three Months Ended June 30,
	2014	2013
Income (loss) before income taxes	$(51.9)	$238.6
Add back:
Goodwill impairment	82.3	—
Servicing valuation inputs	43.4	(93.3)

Adjusted pre-tax income	$73.8	$145.3
Adjusted net income (after-tax)	45.0	88.6
Adjusted net income after tax per diluted common and common equivalent share	$1.19	$2.36

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP AEBITDA

(in millions except per share amounts)

	For the Three Months Ended June 30,
	2014	2013
Income (loss) before income taxes	$(51.9)	$238.6
Add:
Depreciation and amortization	18.4	17.6
Interest expense	38.5	30.7

EBITDA	5.0	286.9
Add/(Subtract):
Amortization and fair value adjustments of MSRs	93.7	(53.9)
Non-cash share-based compensation expense	4.8	3.9
Transaction and integration costs	3.5	3.7
Debt issuance costs not capitalized	—	0.3
Fair value to cash adjustments for reverse loans	(5.9)	16.9
Net impact of Non-Residual Trusts	(0.7)	—
Non-cash interest income	(3.9)	(4.6)
Provision for loan losses	1.5	0.1
Residual Trust cash flows	3.8	1.1
Litigation and regulatory matters	13.2	—
Goodwill impairment	82.3	—
Other	2.1	7.7

Sub-total	194.4	(24.8)

Adjusted EBITDA	$199.4	$262.1

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP Adjusted Pre-Tax Earnings

(in millions except per share amounts)

	For the Three Months Ended March 31,
	2014	2013
Income (loss) before income taxes	$(51.9)	$238.6
Add back:
Step-up depreciation and amortization	11.3	12.8
Step-up amortization of sub-servicing rights (MSRs)	7.7	8.1
Non-cash interest expense	4.0	2.3
Non-cash share-based compensation expense	4.8	3.9
Transaction and integration costs	3.5	3.7
Debt issuance costs not capitalized	—	0.3
Fair value to cash adjustments for reverse loans	(5.9)	16.9
Fair value changes of MSRs due to changes in valuation inputs and other assumptions	43.4	(93.3)
Net impact of Non-Residual Trusts	(0.7)	—
Litigation and regulatory matters	13.2	—
Goodwill impairment	82.3	—
Other	3.2	5.9

Adjusted Pre-Tax Earnings	$114.9	$199.2
Adjusted Earnings after tax (39%) (1)	70.1	121.5
Adjusted income (loss) after tax per diluted common and common equivalent share.	$1.86	$3.23

(1)	Note that this calculation excludes the effect of goodwill impairment.

Use of Non-GAAP Measures

We manage our Company in six reportable segments: Servicing, Originations, Reverse Mortgage, ARM, Insurance and Loans and Residuals. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Pre-Tax Earnings, and Adjusted EBITDA. Management considers Adjusted Pre-Tax Earnings and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Pre-Tax Earnings and Adjusted EBITDA are utilized to assess the underlying operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Pre-Tax Earnings and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these terms may vary from other companies in our industry.

Adjusted Pre-Tax Earnings is a metric that is used by management as a supplemental metric to evaluate our Company’s underlying key drivers and operating performance of the business. Adjusted Pre-Tax Earnings is defined as net income (loss) before income taxes plus certain depreciation and amortization costs related to the increased basis in assets, including servicing and sub-servicing rights, acquired within business combination transactions, or step-up depreciation and amortization, transaction and integration costs, share-based compensation expense, non-cash interest expense, the net impact of the Non-Residual Trusts, fair value to cash adjustments for reverse loans, and certain other cash and non-cash adjustments, primarily including severance expense and certain other non-recurring start-up costs. Adjusted Pre-Tax Earnings excludes unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Pre-Tax Earnings includes both cash and non-cash gains from forward mortgage origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Pre-Tax Earnings includes cash generated from reverse mortgage origination activities. Adjusted Pre-Tax Earnings may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net impact of the Non-Residual Trusts and certain other cash and non-cash adjustments primarily including severance expense, the net provision for the repurchase of loans sold and certain other non-recurring start-up costs. Adjusted EBITDA includes both cash and non-cash gains from forward mortgage origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Pre-Tax Earnings and Adjusted EBITDA should not be considered as alternatives to (1) net income (loss) or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Adjusted Pre-Tax Earnings and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations are:

•	Adjusted Pre-Tax Earnings and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures or contractual commitments;

•	Adjusted Pre-Tax Earnings and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Pre-Tax Earnings and Adjusted EBITDA do not reflect certain tax payments that may represent reductions in cash available to us;

•	Adjusted Pre-Tax Earnings and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Pre-Tax Earnings and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt, although they do reflect interest expense associated with our master repurchase agreements, mortgage-backed debt, and HMBS related obligations;

•	Adjusted Pre-Tax Earnings and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package; and

•	Adjusted Pre-Tax Earnings and Adjusted EBITDA do not reflect the change in fair value of servicing rights due to changes in valuation inputs or other assumptions.

Because of these limitations, Adjusted Pre-Tax Earnings and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Pre-Tax Earnings and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Pre-Tax Earnings and Adjusted EBITDA.